Exhibit 10.25

FOOT LOCKER EXCESS SAVINGS PLAN

(Effective January 1, 2020)

1.	Purpose.

The purpose of this Plan is to provide supplemental benefits for a select group of management and key employees of the Employer who contribute to the Qualified Plan and whose compensation for purposes of the Qualified Plan is limited by the Compensation Limit. It is intended that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a “top hat” plan exempt from the substantive requirements of ERISA. The Plan is intended to comply with the requirements of Section 409A of the Code. The Plan as set forth below is effective January 1, 2020.

2.	Definitions.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below:

(a)	“Account” shall mean the separate recordkeeping account maintained for each Participant, which consists of the Excess Savings Credit credited to the Participant’s Account, plus interest credited in accordance with Section 3 of the Plan, in each case, as of any Accounting Date.

(b)	“Accounting Date” shall mean each business day or such other dates as the Committee may determine in accordance with its rules and procedures.

(c)

“Affiliate” shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with the Company under Code Section 414(o). No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414, except as may otherwise be determined by the Board and set forth in resolutions of the Board.

(d)	“Beneficiary” shall mean the Participant’s beneficiary under the Qualified Plan and determined in accordance with the Qualified Plan and any rules or procedures established thereunder.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended. All references to

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

any section of the Code shall be deemed to refer not only to such section, but also to (i) any amendment thereto, (ii) any successor statutory provision, and (iii) any regulations issued thereunder.

(g)	“Committee” shall mean the Retirement Plan Committee of the Company (including any successor committee) or such other committee as designated by the Board.

(h)	“Company” shall mean Foot Locker, Inc., a New York corporation, and any successor by merger, consolidation or transfer of assets.

(i)	“Compensation Limit” shall mean, for any Plan Year, the limitation on compensation applicable under Code Section 401(a)(17) for the Plan Year.

(j)	“Control Group” shall mean the Company and its Affiliates.

(k)	“Employee” shall mean any officer, member of senior management or other key employee employed by an Employer, as determined by the Committee in accordance with its rules and procedures.

(l)	“Employer” shall mean the Company and any Participating Employer.

(m)

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. All references to any section of ERISA shall be deemed to refer not only to such section, but also to (i) any amendment thereto, (ii) any successor statutory provision, and (iii) any regulations issued thereunder.

(n)	“Excess Savings Credit” shall mean the amount(s) credited to a Participant’s Account in accordance with Section 3 hereof.

(o)

“Match Percentage” shall mean, for any Plan Year, the amount of the QP Matching Contributions that a Participant receives under the Qualified Plan with respect to the Plan Year, expressed as a percentage of the Participant’s compensation taken into account under the Qualified Plan for the Plan Year.

(p)

“Participant” shall mean any Employee who (i) contributes to the Qualified Plan for a Plan Year, (ii) receives Total Compensation for the same Plan Year that exceeds the Compensation Limit for the Plan Year, and (iii) is ineligible to accrue any Compensation Credits (as defined in the Retirement Plan) under the Retirement Plan with respect to the Plan Year.

(q)	“Participating Employer” shall mean any Affiliate which has adopted the Plan by action of its board of directors and is approved by the Board.

(r)	“Plan” shall mean the Foot Locker Excess Savings Plan, as amended from time to time.

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

(s)	“Plan Year” shall mean a period of twelve (12) months beginning on January 1st and ending on the following December 31st.

(t)	“QP Matching Contributions” shall mean “Matching Contributions,” as such term is defined under the Qualified Plan.

(u)	“Qualified Plan” shall mean the Foot Locker 401(k) Plan, as amended and restated as of January 1, 2017, and as further amended from time to time.

(v)	“Retirement Plan” shall mean the Foot Locker Retirement Plan, as amended and restated as of January 1, 2017, and as further amended from time to time.

(w)

“Specified Employee” shall have the meaning set forth in Section 409A of the Code on the date of Termination of Employment in accordance with procedures established by the Company and consistent with Section 409A of the Code.

(x)

“Termination of Employment” shall mean a termination of employment or other separation from service with the Control Group in accordance with Section 409A of the Code for any reason, including, without limitation, retirement, death, disability, resignation, or dismissal with or without Cause; provided, however, that if an Employer is no longer a member of the Control Group and the Participant is transferred in connection with the sale of the assets of an Employer and the successor assumed the obligations hereunder in accordance with Section 14 hereof, a Termination of Employment shall not occur until the Participant terminates employment with the successor’s controlled group.

(y)

“Total Compensation” shall mean the compensation otherwise taken into account under the Qualified Plan, determined in accordance with the provisions of the Qualified Plan, but without regard to the limitation on compensation otherwise required under Code Section 401(a)(17).

3.	Excess Savings Credits and Interest.

An Excess Savings Credit shall be credited to each Participant’s Account within the first two months following each Plan Year in which the Participant’s Total Compensation exceeds the Compensation Limit, provided that the Participant is employed by an Employer on the last business day of the Plan Year. The Excess Savings Credit for a Plan Year (if any) shall equal the product of (i) the Match Percentage and (ii) the amount by which the Participant’s Total Compensation exceeds the Compensation Limit.

Notwithstanding the foregoing, in no event shall the Excess Savings Credit for a Plan Year exceed the QP Matching Contributions that the Participant could have received under the Qualified Plan for the Plan Year but for the Qualified Plan’s restrictions based on the compensation and deferral limitations applicable to the Qualified Plan under the Code.

Each Participant’s Account shall be credited with simple interest per annum on any amounts

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

credited thereto through the date on which the Account is distributed at a rate of one hundred twenty percent (120%) of the annually compounded long-term applicable federal rate determined in accordance with Code Section 1274(d), as published by the Internal Revenue Service as of the December of the prior Plan Year. For the avoidance of doubt, no Excess Savings Credit shall be credited to a Participant’s Account for any Plan Year in which the Participant does not contribute to the Qualified Plan.

4.	Vesting.

Subject to the Company’s right to terminate the Plan under Section 16 hereof, the Excess Savings Credits credited to a Participant’s Account shall vest to the same extent that the Participant’s QP Matching Contributions are vested under the Qualified Plan.

5.	Payment.

The vested portion of a Participant’s Account shall be paid to the Participant in a lump sum on the first payroll date of the month occurring thirty (30) days after the date of the Participant’s Termination of Employment with an Employer. Notwithstanding the foregoing, amounts payable pursuant to this Section 5 to a Participant who is a Specified Employee during the first six (6) months following such Participant’s Termination of Employment shall be delayed during the six (6) month period following such Participant’s Termination of Employment and shall be paid to the Participant on the first payroll date of the month following the end of such six (6) month period.

6.	Death of Participant.

Notwithstanding Section 5 hereof, in the event of the death of a Participant, the vested portion of the Participant’s Account shall be paid to the Participant’s Beneficiary no later than December 31 of the year following the year in which the Participant death occurs.

7.	Claims Procedure.

Any claim by a Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, benefits, or other aspects of the operation of the Plan shall be made in writing to the Secretary of the Company or such other person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Claimant of his or her right pursuant to this Section 7 to request review of the decision.

A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The claim shall then be reviewed by the Committee. A Claimant or his or her duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive, and binding on all persons.

A Claimant must exhaust all administrative remedies available to the Claimant under the Plan before the Claimant may seek any judicial review.

8.	Construction of Plan.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Employer and no person other than the Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. If the Company decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company is required to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan. In no event shall any Participant or Beneficiary be entitled to receive any payment for any amount due under the Plan from any trust maintained for the Qualified Plan.

9.	Minors and Incompetents.

In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the payment of any benefits hereunder and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

10.	Administration.

The Plan shall be administered by the Committee. The Committee (or its delegate) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a termination of employment has occurred; and (f) except as specifically provided to the contrary in Section 7 hereof, to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents shall be final, binding and conclusive on all parties.

Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties.

No member of the Committee and no officer, director or employee of the Company or any other Affiliate shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.

Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

11.	Limitation of Rights.

Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of the Employer as a Participant or in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

12.	Payment Not Salary.

Any Excess Savings Credit payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer for the benefit of its employees, except as otherwise provided in such plan or arrangement.

13.Withholding.

The Employer shall have the right to make such provisions as it deems necessary or

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments or accrual pursuant to this Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

14.	Assignment.

This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In addition to any obligations imposed by law upon any successor of the Employer, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree in writing to assume the obligations under this Plan to the same extent that the Employer would be responsible if no such succession had taken place. In the event that the Employer sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

15.	Non-Alienation of Benefits.

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

16.	Amendment or Termination of Plan.

The Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety. In the event of such termination, Participants shall receive no additional benefits hereunder and the vested portion of a Participant’s Account (if any) shall be paid in accordance with Section 5 hereof or in any other manner permitted by Section 409A of the Code as determined by the Board in its discretion, including, without limitation, as provided under Treasury Regulation Section 1.409A-3(j)(4)(ix). Any such action by the Board with respect to the Plan shall be binding on the Employer and Employee. Except as otherwise specifically provided herein, in no event shall any termination, amendment, or change to the Plan reduce the vested portion of a Participant’s Account (if any) as of the date of such termination, amendment, or change.

17.	Non-Exclusivity.

The adoption of the Plan by the Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental benefit arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

18.	Severability.

Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

19.	Headings and Captions.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

20.	Governing Law.

This Plan shall be construed, interpreted and governed by ERISA. To the extent not governed by ERISA, this Plan shall be governed by the laws of the State of New York, (without regard to conflict of law provisions).

21.Accounts and Records of the Plan.

The Accounts and records of the Plan shall be maintained by the Committee and shall accurately reflect the value and status of the Account of each Participant in the Plan. Each Participant shall be advised from time to time as to the status of the Participant’s Account.

22.Section 409A of the Code.

(a)	General. Although there is no guarantee of the tax treatment relating to participation in the Plan or payment of a Participant’s Account, it is intended that the provisions of this Plan comply with, or be exempt from, Section 409A of the Code, and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code (including, but not limited to, any correction under Section 409A of the Code that the Company, in its sole discretion, determines is necessary to effectuate such intent). Accordingly, the Company reserves the right to amend the provisions of the Plan in its sole discretion at any time in order to avoid the imposition of an excise tax under Section 409A of the Code on any payments to be made hereunder, but shall be under no obligation to do so. Notwithstanding the foregoing, neither the Company nor any Employer shall have any liability with regard to any failure to comply with Section 409A of the Code, and in no event shall the Company or any Employer be liable for any additional tax, interest, or penalty that may be imposed on a Participant by Section 409A of the Code.
(b)	Payment Timing. Whenever the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(c)	Separation from Service. Notwithstanding any provision to the contrary in this Plan, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to a Termination of Employment unless Participant’s Termination of Employment constitutes a “separation from service” within the meaning of Section 409A of the Code.

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only

IN WITNESS WHEREOF, the Company has caused this document to be executed this 23 day of May, 2019.

FOOT LOCKER, INC.

By:/s/ Caryn Steinert _

Caryn Steinert, VP – Global Total Rewards

Foot Locker - Internal Use Only

Foot Locker - Internal Use Only